Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form F-1 of LOBO Technologies Ltd. (the “Company”), previously named as LOBO EV Technologies Ltd. for the year then ended December 31, 2024 of our report dated April 28, 2025, relating to the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2024 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes, included in LOBO Technologies Ltd.’s Annual Report on Form 20-F, filed with SEC on April 28, 2025.

We also consent to the reference of HTL International, LLC, as an independent registered public accounting firm, as experts in matters of accounting and auditing.

/s/ HTL International LLC

Houston, Texas

February 13, 2026